Exhibit 21.1

List of Subsidiaries

Majority Participation (greater than 50%) of Petróleos Mexicanos in the Capital Stock of Related Companies

Petróleos Mexicanos

Company	% of Participation	Parent
P.M.I. Comercio Internacional, S.A. de C.V. (P.M.I. International Commerce, Inc.)	98.33	Petróleos Mexicanos
P.M.I. Holdings, B.V.	100.00	Petróleos Mexicanos
P.M.I. Holdings, Petróleos España, S.L.	100.00	Petróleos Mexicanos
Instalaciones Inmobiliarias para Industrias, S.A. de C.V. (Real Estate Industrial Installations, Inc.)	100.00	Petróleos Mexicanos
Integrated Trade Systems, Inc.	100.00	Petróleos Mexicanos
Kot Insurance Company AG.	100.00	Petróleos Mexicanos
Pemex Capital, Inc.	100.00	Petróleos Mexicanos

Pemex—Gas and Basic Petrochemicals

Company	% of Participation	Parent
Mex Gas Internacional, Ltd. (Holding)	100.00	Pemex–Gas and Basic Petrochemicals
Pan American Sulphur, Ltd.	99.87	Pemex–Gas and Basic Petrochemicals
Pasco Internacional Sulphur, Ltd.	100.00	Pemex–Gas and Basic Petrochemicals
Pasco Terminals, Inc.	100.00	Pasco International Sulphur, Ltd.
Terrenos para Industrias, S.A. (Land for Industry, Inc.)	100.00	Pemex–Gas and Basic Petrochemicals

Pemex—Exploration and Production

Company	% of Participation	Parent
Cía. Mexicana de Exploraciones, S.A.	60.00	Pemex–Exploration and Production
P.M.I. Marine, Ltd.	100.00	Pemex–Exploration and Production

P.M.I. Group

Company	% of Participation	Parent
P.M.I. Services B.V.	100.00	P.M.I. Holdings, Petróleos España, S.L.
P.M.I Services North America Inc.	100.00	P.M.I. Holdings, Petróleos España, S.L.
Pemex Services Europe, Ltd.	100.00	P.M.I. Holdings Petróleos España, S.L.
Pemex Internacional España, S.A.	100.00	P.M.I. Holdings, Petróleos España, S.L.
PMI Trading, Ltd.	48.50 50.50 1.00	Petróleos Mexicanos P.M.I. Holdings, Petróleos España, S.L. P.M.I. Nortéamerica, S.A. de C.V.
PMI Holdings North America, Inc.	100.00	P.M.I. Nortéamerica, S.A. de C.V.
PMI Nortéamerica, S.A. de C.V.	28.30 71.70	P.M.I. Holdings, Petróleos España, S.L. P.M.I. Holdings, B.V.

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